Independent Auditors' Consent



To the Board of Directors and Shareholders
The Lexington Global Technology Fund, Inc.:


We consent to the reference to our Firm under the heading "Counsel and Independent Auditors" in the Lexington Global Technology Fund, Inc.'s Statement of Additional Information.


                                                   /s/ KPMG LLP

New York, New York
October 22, 1999